Exhibit (n)(1)

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement No. 333-144503 on Form N-6 of our report dated March 31, 2025, relating to the statutory-basis financial statements of Empower Life & Annuity Insurance Company of New York. We also consent to the reference to us under the heading "Independent Auditor" in such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

April 22, 2025